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                                                    REGISTRATION NO. 333-142455

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               -----------------

                                   FORM N-4
                            REGISTRATION STATEMENT
                                     UNDER
                         THE SECURITIES ACT OF 1933     [X]
                         PRE-EFFECTIVE AMENDMENT NO.    [_]
                       POST-EFFECTIVE AMENDMENT NO. 20  [X]
                       (CHECK APPROPRIATE BOX OR BOXES)

                               -----------------

                     AXA EQUITABLE LIFE INSURANCE COMPANY
                          (EXACT NAME OF REGISTRANT)

                               -----------------

                     AXA EQUITABLE LIFE INSURANCE COMPANY
                              (NAME OF DEPOSITOR)

             1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10104 (ADDRESS OF DEPOSITOR'S PRINCIPAL EXECUTIVE OFFICES)
       DEPOSITOR'S TELEPHONE NUMBER, INCLUDING AREA CODE: (212) 554-1234

                               -----------------

                                  SHANE DALY
                 VICE PRESIDENT AND ASSOCIATE GENERAL COUNSEL
                     AXA EQUITABLE LIFE INSURANCE COMPANY
             1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10104
           (NAMES AND ADDRESSES OF AGENTS FOR SERVICE (212)554-1234)

                               -----------------

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

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                                     NOTE:

This Post-Effective Amendment No. 20 ("PEA") to the Form N-4 Registration Statement No. 333-142455 ("Registration Statement") of AXA Equitable Life Insurance Company ("AXA Equitable") and its Separate Account No. 206 is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of filing exhibits to the Registration Statement. Accordingly, this PEA consists only of a facing page, this explanatory note and Item 24(b)(10) (a) of Part C of the Registration Statement on Form N-4 setting forth the exhibits to the Registration Statement. This PEA does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this PEA shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

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                                    PART C

                               OTHER INFORMATION

Item 24. The PEA does not amend or delete the currently effective Prospectus or Statement of Additional Information or supplements to the Prospectus, or any other part of the Registration Statement except as specifically noted herein. (Parts A, B and C of Post Effective Amendment Nos. 18 and 19 to the Form N-4 Registration Statement (File No. 333-142455), filed with the Commission on April 19, 2017 and on December 21, 2017, respectively, are incorporated by reference.)

         (b)      Exhibits.

The following exhibits correspond to those required by paragraph(b) of item 24 as to exhibits in Form N-4:


          10.     Other Opinions.

             (a)  Consent of PricewaterhouseCoopers LLP, filed herewith.

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                                  SIGNATURES

As required by the Securities Act of 1933, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf, in the City and State of New York, on this 11th day of April, 2018.

                                           AXA EQUITABLE LIFE INSURANCE COMPANY.
                                           (Registrant)

                                           By:  AXA Equitable Life Insurance
                                                Company

                                           By:  /s/ Shane Daly
                                                --------------------------------
                                                Shane Daly
                                                Vice President and Associate
                                                General Counsel

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                                  SIGNATURES

       As required by the Securities Act of 1933, the Depositor has caused this Registration Statement to be signed on its behalf, in the City and State of New York, on this 11th day of April, 2018.

                                         AXA EQUITABLE LIFE INSURANCE COMPANY
                                                      (Depositor)

                                         By:  /s/ Shane Daly
                                              ----------------------------------
                                              Shane Daly
                                              Vice President and Associate
                                              General Counsel

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

PRINCIPAL EXECUTIVE OFFICER:

*Mark Pearson                  Chairman of the Board, Chief Executive Officer,
                               Director and President

PRINCIPAL FINANCIAL OFFICER:

*Anders B. Malmstrom           Senior Executive Director
                               and Chief Financial Officer

PRINCIPAL ACCOUNTING OFFICER:

*Andrea M. Nitzan              Executive Director, Chief Accounting Officer
                               and Controller

*DIRECTORS:

Thomas Buberl                Daniel G. Kaye        Bertram Scott
George Stansfield            Kristi A. Matus       Richard C. Vaughan
Barbara Fallon-Walsh         Mark Pearson          Ramon de Oliveira

*By:  /s/ Shane Daly
      --------------------------
      Shane Daly
      Attorney-in-Fact
      April 11, 2018

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                                 EXHIBIT INDEX

 EXHIBIT NO.                                                         TAG VALUE
 -----------                                                         ---------

     10(a)   Consent of PricewaterhouseCoopers LLP                   EX-99.10a